UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On June 26, 2012 we entered into an agreement under which nine (9) lenders (the “Lenders”) agreed to loan us a maximum principal amount of $1,333,333.35 in a transaction we refer to as the “Bridge Loan”. The Bridge Loan was disclosed in the Current Report on Form 8-K filed by us on June 29, 2012. On July 9, 2012, we closed the Bridge Loan and borrowed the entire amount of $1,333,333.35. The closing of the Bridge Loan and the final terms and conditions were disclosed in the Current Report on Form 8-K/A filed by us on July 13, 2012.

The terms of the Bridge Loan were amended with the execution by us and the Lenders of a Second Addendum of Transaction Documents (the “Second Addendum”). The Second Addendum was necessitated by a request from the NASDAQ Stock Market (“NASDAQ”) as an additional condition for continued listing on the NASDAQ Capital Market. See the full discussion of our efforts to maintain our listing in Item 3.01 of this Current Report. Upon execution of the Second Addendum NASDAQ requested a further amendment to the terms of the Bridge Loan, making the Second Addendum a non- material amendment.

On September 10, 2012 we executed a Third Addendum of Transaction Documents (the “Third Addendum”) with the Lenders in order to amend the Bridge Loan as a condition for continued listing on the NASDAQ Capital Market. As required by NASDAQ, the Third Addendum amended the terms of the Bridge Loan as follows:

a.           The Lenders agreed that collectively they would have no right to receive from us under the Bridge Loan more than nine and three tenths percent (9.3%) of the amount of our common stock issued and outstanding as of and on June 3, 2012 (which we refer to as the “9.3% Limitation”), unless our shareholders shall have approved the issuance of such amount of our common stock, including without limitation the issuance of shares of our common stock in excess of twenty percent (20%) of the amount of our common stock issued and outstanding as of and on June 3, 2012.

b.           The 9.3% Limitation shall be imposed on each of the Lenders pro rata based upon the original principal balance of the Note issued to each of the respective Lenders.

c.           The number of Escrow Shares issued as additional security under the Bridge Loan was reduced from 4,600,000 shares of our common stock to 4,000,000 shares of our common stock. These shares are prior to the reverse stock split we disclosed in the Current Report on Form 8-K filed by us on August 16, 2012. As a result of the reverse stock split the number of shares now pledged as additional security for the Bridge Loan is 500,000 shares of our common stock.

The foregoing description of the Second Addendum is qualified in its entirety by reference to the Second Addendum, a copy of which is filed and attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Third Addendum is qualified in its entirety by reference to the Third Addendum, a copy of which is filed and attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, we have received a series of deficiency letters from NASDAQ notifying us that our common stock no longer met NASDAQ’s requirements for continued listing on the NASDAQ Capital Market. On September 11, 2012 we received from NASDAQ another decision letter (which we refer to as the “September 11 Decision Letter”), regarding our appeal of the delisting determination, which notified us that the NASDAQ Hearings Panel (the “Panel”) has granted our request to remain listed on the NASDAQ Capital Market subject to our satisfaction of certain conditions specified in the September 11 Decision Letter. Primary among those conditions is that on or before September 19, 2012, we announce the closing of a public offering transaction and the resulting stockholders’ equity, which shall be over $2.5 million. We shall also provide the Panel on or before that date with updated projections, with all assumptions clearly stated, showing stockholders’ equity above $2.5 million over the coming year. The September 11 Decision Letter also noted that September 19, 2012 represents the full extent of the Panel’s authority to grant an exception and allow continued listing while we remain deficient. If we are unable to meet the conditions of the Panel in the September 11 Decision Letter then the Panel will issue a final determination to delist our shares and suspend trading of our shares on the NASDAQ Capital Market.

We shall continue to keep NASDAQ updated regarding our progress toward satisfying the conditions set forth above. We expect to continue our efforts to satisfy all requirements set forth by NASDAQ in order to maintain our NASDAQ listing, but those efforts may not be successful and our common stock may be delisted from the NASDAQ Capital Market if we are able to meet the conditions that NASDAQ has, or may in the future, require.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Second Addendum

10.2	Third Addendum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.
Dated: September 14, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer, Interim Chief Financial Officer